Exhibit 99.1

Kaiser Aluminum Corporation Announces
Appointment of L. Patrick Hassey to its Board of Directors

FOOTHILL RANCH, Calif., September 11, 2014 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced that its board of directors authorized an increase in the number of authorized members from 10 to 11 through the Company’s 2015 annual meeting of stockholders and has appointed L. Patrick Hassey to its board of directors. Mr. Hassey served as Chief Executive Officer and Chairman of Allegheny Technologies Incorporated, a global leader in the production of specialty materials for the aerospace, chemical and oil and gas industries (“ATI”), until he retired in May 2011.

“We are pleased to welcome Pat as a member of the board,” said Jack A. Hockema, President, Chief Executive Officer and Chairman. “Pat brings several decades of knowledge and experience in the metals industry and a wide array of skills that will be a great asset to the Company as we continue to pursue our strategic growth initiatives, realize the full benefits from strong secular demand fundamentals for our aerospace and automotive applications and continue to drive improvement in our manufacturing efficiencies,” concluded Mr. Hockema.

Mr. Hassey served as Chief Executive Officer and Chairman of ATI from October 2003 and May 2004, respectively. Prior to joining ATI, Mr. Hassey served as Executive Vice President and a member of the corporate executive committee of Alcoa, Inc. from May 2000 until February 2003, Executive Vice President of Alcoa and Group President of Alcoa Industrial Components from May 2000 to October 2002 and prior to May 2000, Mr. Hassey served as Executive Vice President of Alcoa and President of Alcoa Europe, Inc. Mr. Hassey currently serves on the board of directors of Ryder Systems, Inc., a global leader of transportation and supply chain management solutions, where he is chairman of the compensation committee and a member of the corporate governance and nominating committee, and of Alpha Natural Resources, one of America’s leading producers of coal, where he is a member of the audit committee and the compensation committee.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

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Investor Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

Public Relations Contact:
Dave Quast
FTI Consulting
(646) 421-5341